MELTRONIX, INC.

		NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

				JUNE 27, 2002

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of
MeltroniX, Inc., a California corporation (the "Company"), will be held on June 27, 2002, at 11:00 a.m., local time, at 9577 Chesapeake Drive, San Diego, California 92123, for the following purposes:

1.	To amend certain provisions of the Amended and Restated Articles of Incorporation as described in the accompanying Proxy Statement.

2.	To amend certain provisions of the Bylaws as described in the accompanying Proxy Statement.

3.	To vote upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on May 1, 2002 are entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Special Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose.

Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

  					    Sincerely,

  					    Robert M. Czajkowski
 				          President and Chief Executive Officer
May 24, 2002


YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED
PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

TABLE OF CONTENTS

GENERAL .......................................................	1

Revocability of Proxies .......................................	1

Solicitation ..................................................	1

Record Date and Voting ........................................	1

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ...............	2
PROPOSAL ONE--Amendment to the Company's Amended and Restated Articles of Incorporation to Increase the number of Authorized
Shares of Common Stock ........................................	2

Introduction ..................................................	2

Purposes of Amendment Generally ...............................	2

Making Shares of Common Stock Available for Issuance for New
Capital .......................................................	3

US-Semi Financing .............................................	4

Restructuring of Outstanding Payables and Other Debt
Obligations ...................................................	5

Advantages and Disadvantages Noted by Board of Directors .....	5

Approvals Required ...........................................	8

PROPOSAL TWO--Amendment of ByLaws ............................	9

Approvals Required ...........................................	9

Other Matters ................................................   10

APPENDIX A - PROXY CARD ......................................   11

EXHIBIT A - Proposed Resolution to Amend the
    Amended and Restated Articles of Incorporation ...........   12

                          MELTRONIX, INC.

                          PROXY STATEMENT
               FOR A SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON JUNE 27, 2002

General

The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of MeltroniX, Inc., a California corporation ("MeltroniX" or the "Company"), for use at a Special Meeting of Shareholders to be held on June 27, 2002 (the "Special Meeting"). The Special Meeting will be held at 11:00 a.m., local time, at the Company's corporate headquarters at 9577 Chesapeake Drive, San Diego, California 92123.

These proxy solicitation materials were mailed on or about June 27, 2002 to all shareholders entitled to vote at the Special Meeting.

Revocability of Proxies

Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Chief Financial Officer of the Company at the Company's principal executive offices, 9577 Chesapeake Drive, San Diego, California 92123, a notice of revocation or another signed Proxy with a later date. Any person may also revoke his or her Proxy by attending the Special Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail will be supplemented by solicitation by telephone, telegram, or other means by directors, officers or employees of the Company. No compensation will be paid to directors, officers or employees for any such services.

Record Date and Voting

Shareholders of record on May 1, 2002 are entitled to notice of and to vote at the Special Meeting. On April 26, 2002, 29,848,331 shares of the Company's common stock, no par value (the "Common Stock"), and 8,230,780 shares of the Company's Series A Preferred Stock, no par value (each share of which is convertible into two (2) shares of Common stock) (the "Series A Preferred Stock") were issued and outstanding. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Each shareholder is entitled to one vote for each share of Common Stock held and two votes for each share of Series A Preferred Stock held. In addition, as long as any shares of Series A Preferred Stock are outstanding, the holders of the Series A Preferred Stock voting as a separate series with cumulative voting rights as among themselves, shall be entitled to elect one director. The holders of the Series A Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

This Proxy Statement contains forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect", "believe", "will", "may", "should", "project", "estimate", and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including competition, as well as those risks described in the Company's SEC reports, including the Company's Form 10-K filed pursuant to the Securities and Exchange Act of 1934.

PROPOSAL ONE - AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Introduction

	The Board has duly adopted a resolution approving, declaring advisable and recommending to the Shareholders for their approval an amendment to Article III of the Company's Amended and Restated Articles of Incorporation. This Amendment would increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 130,000,000. If the proposed Shareholder resolution attached hereto as Exhibit A is approved by the Shareholders, the Company plans to file a Certificate of Amendment with The Secretary of State of California, upon which filing the increase in Authorized shares will take effect.

Purposes of Amendment Generally

The increase in authorized shares is intended to create a significantly larger pool of unissued and unreserved shares of Common Stock that could be used for the following purposes:

1.  issuance of shares of Common Stock in exchange for new capital;

2. issuance of shares of Common Stock in exchange for the restructuring of outstanding payables and other debt obligations; and

3. reservation of shares of Common Stock for possible conversions into Common Stock by holders of Series A Preferred Stock, notes, options, warrants, and other agreements granting a right to convert into Common Stock, including options currently held by or issued in the future to Directors and employees.

The Board of Directors considers it advisable to have additional shares of Common Stock available or future financing, debt restructuring, acquisitions, stock dividends or for issuance under the Company's employee benefit plans and for other general corporate purposes.

Making Shares of Common Stock Available for Issuance for New Capital

The primary reason for the proposed amendment is to increase the amount of unissued and unreserved shares available for issuance to new investors of the Company. The Company from time to time has sought, and must continue to seek, outside financing to fund its operations. The Company anticipates that it may in the future enter into agreements to obtain new capital in exchange for the issuance of shares of Common Stock that would be authorized by the approval of this Proposal One. The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special shareholders' meeting.

As of April 26, 2002, 29,848,331 shares of the Company's Common Stock were issued and outstanding, and an additional 19,712,527 shares of Common Stock were issuable upon conversion of shares of Series A Preferred Stock, Preferred Stock dividends, and exercise of options and warrants. Further, as of April 26, 2002 an additional 9,968,105 shares of the Company's Common Stock were issuable upon conversion of outstanding convertible notes. Thus, as of April 26, 2002 the Company had issued 59,528,963 shares of its Common Stock on a fully diluted basis, after giving effect to any possible conversions into Common Stock by the holders of any Series A Preferred Stock, options, warrants, and convertible notes granting a right to convert into Common Stock. This fully diluted figure is 9,528,963 shares above the 50,000,000 shares of Common Stock currently authorized by the Company's Amended and Restated Articles of Incorporation.

In order to achieve equity financing on an interim basis, the Company has obtained and continues to seek temporary forbearance agreements from holders of its Preferred Stock, warrants, options and convertible notes, all of which are convertible into shares of Common Stock. The number of shares subject to executed forbearance agreements is 16,543,969 shares of Common Stock, allowing the Company to comply with the terms of exercisable notes, warrants, options and other instruments.

If the Shareholders approve Proposal One, the Company will have 70,471,037 shares of Common Stock available for equity financing, debt restructuring, and issuance of additional shares under its employee benefits plan or otherwise. If Proposal One is not approved by the Shareholders, the Company will not have a sufficient number of shares reserved for conversion of Series A Preferred Stock, Preferred Stock dividends, and exercise of options and warrants, and the Company will need to obtain additional forbearances or other restructuring.

Management cannot predict whether the Company will be able to raise capital in exchange for the issuance of new equity, the price per share of Common Stock at which such new equity might be issued, or the number of shares that would be issued. Although management will seek to obtain the highest price per share in such sales of equity that it is able, considering the amount of equity to be raised and all other pertinent factors, there can be no assurance that any such sale can be completed or that the price of the Common Stock sold will be at or above any fixed number. The inability to secure additional funding could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

US-Semi Financing

Among other possible equity transactions, the Company may issue a significant number of shares of Common Stock to United States
Semiconductor Corporation, a privately held Delaware corporation
("US-Semi"), or a subsidiary or affiliate of US-Semi, currently proposed to be Kansas Technologies Investments Corporation, a Kansas corporation ("KTI").

In February 2001, the Company executed a letter of intent ("LOI") with US-Semi, for a proposed transaction (the "US-Semi Financing") pursuant to which, if consummated, US-Semi and/or a US-Semi subsidiary or affiliate, could receive as much as 50% (as of the date of issuance) of the issued and outstanding Common Stock of the Company (the "US-Semi Shares") in exchange for (i) an exclusive, non-transferable license by US-Semi and/or KTI for the use of certain technology ("RHI-NO," as described below) and
(ii) cash payments. The US-Semi Shares would have the same dividend, liquidation and voting rights as all other shares of Common Stock of the Company. Neither the US-Semi Shares nor any other shares of the Company's Common Stock are redeemable. The expenses to further develop RHI-NO to a commercially feasible and manufacturable level are to be borne by US-Semi and/or KTI. A portion of the US-Semi shares would only issue upon demonstration that RHI-NO is commercially feasible, at or about which time the parties propose to enter a commercially standard royalty fee payable by the Company to either US-Semi or KTI.

US-Semi agreed to provide the Company with interim funding of between $1,000,000 to $1,500,000 during the pendency of the LOI for the purposes of paying and reducing agreed upon accounts payable and establishing agreed upon reserves. In exchange for this interim funding, US-Semi was granted the right to immediately nominate two (2) directors to the Company's Board of Directors, and the parties agreed to work together to determine the feasibility of the interim funding as well as the collateral and/or consideration for such funding. As of April 26, 2002, the Company has received $1,211,000 in such interim funds from US-Semi. Management is continuing its discussion with US-Semi in anticipation of executing a definitive agreement.

The consummation of the transactions contemplated by the LOI are subject to a number of conditions that are outside the control of the Company and, therefore, there is no assurance that such transactions will be successfully completed.

The Company, founded in 1984 and its wholly-owned subsidiaries (MeltroniX Solutions, Inc., Microelectronic Packaging of America, Inc., and MPI Place Holder, Inc.) are providers of Advanced Electronic Manufacturing Services,

Products, Design, and Testing to high growth industries and applications including: Internet equipment; wireless/telecommunication; medical; satellites and military systems; and broadband communication and other electronic systems manufacturers. This is based on the Company's ability to develop and manufacture high-density packaging and interconnect microelectronic products. Today the Company is placing renewed emphasis on military and space applications by leveraging its capabilities in offering devices, which are radiation tolerant and qualified to military specifications.

RHI-NO is a proprietary, patented manufacturing process that improves the radiation tolerance of commercially available semiconductors, enabling satellite and military system designers to use commercial circuit parts that may not have been available in the past because of radiation performance problems. These enhanced devices are often called "rad hard" devices. Tests at Sandia National Laboratory indicate RHI-NO should also improve the speed and power characteristics of most chip devices, which could open up large commercial applications.

RHI-NO is the result of intellectual property acquired by US-Semi from Lawrence Livermore National Laboratory. In 1999, US-Semi purchased exclusive licenses from Lawrence Livermore National Laboratory to certain patents, which US-Semi improved. In 2000, Sandia National Laboratory tested RHI-NO and published its conclusions that the technology eliminated certain negative radiation effects on satellites, aviation, and ground devices. In 2001, US-Semi became the exclusive worldwide licensee of this intellectual property. US-Semi then entered into an agreement with Sandia National Laboratory to act as a pilot plant in the productions of high volume manufacturing versions of radiation hardened devices.

Restructuring of Outstanding Payables and Other Debt Obligations

The Company has in the past issued shares of equity in part as consideration for the restructuring, reduction and/or forgiveness of outstanding payables and other debt obligations. The Company may find it necessary to continue this kind of debt restructuring in the future. The number of shares that would be issued in connection with such restructuring cannot currently be determined, but may be significant.

Management cannot predict whether the Company will be able to restructure debt in exchange for the issuance of new equity, the price per share of Common Stock at which such new equity might be issued, or the number of shares that would be issued.

Advantages and Disadvantages Noted by Board of Directors

The Company's Board of Directors believes that approval of this Proposal One is in the best interests of the Company and its shareholders. In reaching this conclusion, the Board of Directors noted that there are significant advantages and disadvantages to this Proposal One.

The advantages noted by the Board include the Company's ability to satisfy its need for capital and value of the RHI-NO technology. The Company requires additional capital and intellectual property to carry out its transformation from its traditional role as solely a commercial semiconductor interconnect solution provider to a leading role in the delivery of proprietary products for defense and space applications, as well. Further, additional capital will provide management with the capability to fill an existing backlog of orders and with the flexibility it needs to manage creditors.

Management believes that US-Semi would continue to be an important partner to the Company in both respects because it offers an infusion of cash and a license to use RHI-NO. As a significant shareholder in the Company, US-Semi would have an incentive to work closely with the Company and to support its transformation. The Company believes that a close, ongoing relationship with US-Semi could be beneficial to the Company's future results of operations.

The disadvantages noted by the Board include the following.

Dilution of Ownership. Issuance of Common Stock to US-Semi will significantly reduce the percentage ownership of the Company's current shareholders. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of the Company's issued and outstanding shares of Common Stock would significantly dilute the earnings per share and book value per share of all outstanding shares of the Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be materially adversely affected. In addition, as a condition of US-Semi's willingness to provide the US-Semi Financing, the Company has agreed to register the Common Stock proposed to be sold to US-Semi. The Company is required to use its best efforts to register the US-Semi Shares if the Shareholders approve Proposal One. These shares of Common Stock would be freely tradable upon registration. Sales of such freely tradable shares in the open market from time to time would potentially have a negative effect on the trading price of the Company's Common Stock. If and when US-Semi sells the Company's Common Stock, the Common Stock price may decrease due to the additional shares in the market. The significant downward pressure on the price of the common stock if US-Semi sells material amounts of common stock could encourage short sales by US-Semi or others. This could place further downward pressure on the price of the common stock.

Change in Board of Directors. On July 27, 2001, Robert M. Czajkowski,
David J. Strobel and Charles L. Wood joined the Company's Board of Directors. Subsequently, as reported in the Company's Form 8-K filed on September 27, 2001, Andrew K. Wrobel resigned as President and Chief Executive Officer of the Company and the Board appointed Mr. Czajkowski to replace Mr. Wrobel in these positions. Assuming that the Shareholders vote to increase the number of authorized shares, the sum of all shares of Common Stock issuable to US-Semi and its subsidiary through the US-Semi Financing could total as much as 50% of the issued and outstanding Common Stock of the Company.
This percentage of Common Stock could enable US-Semi and KTI to exercise significant control over the business and affairs of the Company.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's shareholders depending on the nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. No further actions or authorizations by shareholders would be necessary or sought by the Board of Directors prior to an issuance of shares of Common Stock except as may be required by law or applicable stock exchange regulations. As of the date hereof the Board of Directors of the Company has no present knowledge of any attempts, other than the US-Semi Financing, to accumulate stock of the Company, nor any knowledge of any attempts to change the control of the Company.

Prior to the LOI, US-Semi was unaffiliated with the Company. The following directors and officers of the Company, director nominees, and their associates, have or had the following direct or indirect interest in the transactions, which are the subject of this Proposal One:

Robert M. Czajkowski serves as President and Chief Executive Officer of the Company and currently serves on the Company's Board of Directors. Mr. Czajkowski is also a nominee for Director at the Company's Annual Meeting of the Shareholders to be held on June 27, 2002. Mr. Czajkowski formerly served as Chief Executive Officer of US-Semi, from which position he resigned on March 19, 2002. If Proposal One is approved by the Shareholders, the Company may proceed with the transactions contemplated by the LOI, including issuance of common stock of the Company to US-Semi.

David J. Strobel serves on the Company's Board of Directors and is a nominee for Director at the Company's Annual Meeting of the Shareholders to be held on June 27, 2002. Mr. Strobel also serves on the Board of Directors of US-Semi. If Proposal One is approved by the Shareholders, the Company may proceed with the transactions contemplated by the LOI, including issuance of common stock of the Company to US-Semi.

Richard K. Ausbrook serves as Secretary of the Company. Mr. Ausbrook formerly served as Interim Chief Financial Officer of US-Semi, from which position he resigned on January 2, 2002. If Proposal One is approved by the Shareholders, the Company may proceed with the transactions contemplated by the LOI, including issuance of common stock of the Company to US-Semi.

David M. Salva, Ph.D. is a nominee for Director at the Company's Annual Meeting of the Shareholders to be held on June 27, 2002. Dr. Salva also serves on the Board of Directors of US-Semi. If Proposal One is approved by the Shareholders, the Company may proceed with the transactions contemplated by the LOI, including issuance of common stock of the Company to US-Semi.

The purchase price of the US-Semi Shares and the terms under which they are proposed to issue were determined by negotiation between the Company and US-Semi and assessment of the terms necessary to attract the investment capital and intellectual property sought by the Company.

Management is continuing its discussion with US-Semi in anticipation of executing a definitive agreement or agreements. As of the date of this filing, the Company has received $1,211,000 from US-Semi pursuant to the interim funding aspect of the LOI. Because it has provided these interim funds, US-Semi was entitled to nominate two members of the Company's Board of Directors. US-Semi used this right to nominate David J. Strobel and Charles L. Wood, both of whom joined the Company's Board of Directors in July, 2001. These and other management changes are further explained above.

The US-Semi Financing transaction is pending as US-Semi continues to raise funds from private investors to complete the transaction. However, the consummation of the transaction contemplated by the LOI is subject to shareholder approval of Proposal One as well as a number of other conditions that are outside the control of the Company and, therefore, there is no assurance that such transaction will be successfully completed.

After a review of the foregoing points, the Board of Directors of the Company determined that approval of this Proposal One is in the best interests of the Company's shareholders. This Proposal One was approved by all of the directors of the Company present at a meeting of the Board of Directors on March 19, 2002 at which meeting a quorum was present.

Approvals Required

Each share of Common Stock is entitled to one vote, and each share of Series A Preferred Stock is entitled to two votes, on the proposed amendment. The affirmative vote of a majority of the total number of eligible votes is required for approval of the amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' THE
THE RESOLUTION ATTACHED HERETO AS EXHIBIT A TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 50,000,000 TO 130,000,000. ABSTENTIONS HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL ONE. IF YOUR SHARES ARE HELD IN STREET NAME, YOUR BROKER MAY VOTE FAVORABLY FOR THIS PROPOSAL ONE, UNLESS YOU INSTRUCT YOUR BROKER OTHERWISE.

If Proposal One is approved at the Special Meeting, the Company will immediately thereafter file the Certificate of Amendment with the Secretary of State of California.

PROPOSAL TWO - AMENDMENT OF BYLAWS

The Bylaws of the Company currently provide that the number of Directors constituting the Board shall be no fewer than two (2) and no greater than seven (7) Directors. The Board of Directors proposes to increase the minimum number of Directors serving on the Board to five (5) Directors, with the maximum number remaining at nine (9) Directors, and with the exact number to be fixed by approval of the Board.

As a California corporation, the Company must abide by California law requiring that in order to maintain a maximum number of Directors to nine
(9), the Company must increase the minimum number of Directors to at least five (5). The addition of the provision allowing the Board to fix the exact number of Directors will expressly grant this authority to the Board. As indicated by the Company's prior Proxy Statements for Annual Meetings filed from year to year with the Securities and Exchange Commission, the Board has been operating on the understanding that it already has this authority.

The Directors propose that the Bylaws be amended in the following respect:

Article III, Section 1 would be changed to read as follows:

Number. The number of directors which shall constitute the whole board shall be, unless otherwise fixed by the Articles of Incorporation, not fewer than five (5) nor more than nine (9), with the exact number of directors to be fixed by approval of the board. The directors shall be elected at the annual meeting of the shareholders, except as provided in
Section 3 of this Article, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be shareholders.

The remainder of Article III would remain unchanged.

Approvals Required

Each share of Common Stock is entitled to one vote, and each share of Series A Preferred Stock is entitled to two votes, on the proposed amendment. The affirmative vote of a majority of the total number of eligible votes is required for approval of the amendment to the Company's Bylaws.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR'
THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS. ABSTENTIONS HAVE THE EFFECT OF VOTES AGAINST THIS PROPOSAL TWO. IF YOUR SHARES ARE HELD IN STREET NAME, YOUR BROKER MAY VOTE FAVORABLY FOR THIS PROPOSAL TWO, UNLESS YOU INSTRUCT YOUR BROKER OTHERWISE.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

BY ORDER OF THE BOARD OF DIRECTORS

ROBERT M. CZAJKOWSKI
President and Chief Executive Officer

May 24, 2002
San Diego, California

                             APPENDIX A
				   MELTRONIX, INC.

                               PROXY

             SPECIAL MEETING OF THE SHAREHOLDERS - JUNE 27, 2002

          FOR SPECIAL MEETING OF THE SHAREHOLDERS OF MELTRONIX, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


	The undersigned hereby appoints ROBERT M. CZAJKOWSKI and RANDAL
D. SIVILLE, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at a Special Meeting of the Shareholders to be held at 9577 Chesapeake Drive, San Diego, California 92123 on June 27, 2002, at 11:00 a.m. (the "Special Meeting"). The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

              (Continued and to be signed on the reverse side.)

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

         IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED
		   AS RECOMMENDED BY THE BOARD OF DIRECTORS.



Proposal 1: To adopt the Shareholder	FOR      AGAINST     ABSTAIN
Resolution amending Article III of		____      ____        ____
the Amended and Restated Articles
of Incorporation of MeltroniX, Inc.


Proposal 2: To amend Article III,	      FOR      AGAINST     ABSTAIN
Section 1 of the Bylaws of			____      ____        ____
MeltroniX, Inc.

The Board of Directors recommends a vote FOR the proposals. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the proposals if no specification is made. This Proxy will also be voted at the discretion of the Proxy holder on such matters other than the four specific proposals as may come before the meeting.

IMPORTANT-PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature_________________________________________  Dated: ________, 2002


Signature if held jointly_________________________  Dated: ________, 2002